EXHIBIT 10.34

Consulting Agreement

THIS CONSULTING AGREEMENT (this "Agreement") is entered into by and between Frank Magnotti, an individual ("Consultant"), and Comverge, Inc., a Delaware corporation (the "Company").  Consultant and Company are collectively referred to as “Parties” and individually as “Party.”  This Agreement memorializes the agreement between the parties regarding a consulting relationship that commenced on December 17, 2009.  This Agreement becomes effective the same day Consultant’s Separation Agreement and General Release Agreement (“Separation Agreement”) becomes effective.

1.	Term of Service.

The Parties agree that from the date of separation, December 17, 2009 until March 31, 2010, (“Consulting Term”), Consultant shall provide the Services (as defined herein).

2.	Consulting Services.

Consultant agrees to provide consulting services on the terms and conditions contained in this Agreement.  At the request of the Company’s current Chief Executive Officer or interim Chief Executive Officer (“CEO”) or the Company’s Board of Directors (the “Board”), Consultant shall assist the CEO in the transition to a new EVP of Sales and Marketing and shall be available to the Board or CEO, at the CEO’s direction, to perform services of an advisory nature relating to the Company’s sales strategies, business and strategic plans; and shall refer any inquiries related to the Company or its business to the CEO without commenting in relation to such inquiries (collectively, the “Services”).  The parties agree that under no circumstances may the Services occupy more than twenty hours of Consultant’s time in any given week during the remainder of the month of December, fifteen hours a week for the month of January, ten hours a week during February, and eight hours a week during the month of March of 2010. To the extent Consultant secures full time work, the Parties will meet to discuss the hourly commitments to ensure the Services are provided that do not conflict with such full time employment.  Such potential full time employment shall not have any effect on this Agreement.

Consultant shall not speak with the media, investors, analysts, customers, Company employees, Company officers or any other third party in regards to the Company or on behalf of the Company unless specifically directed by the CEO.

3.	Independent Contractor.

Consultant is an independent contractor with respect to his performance of all of the Services under this Agreement.  The Company shall not direct or exercise control over the manner or means by which the Services are provided.  Consultant shall obtain approval from the CEO before coming on Company’s premises and shall comply with the Company’s rules and policies.  Consultant may determine his own work hours, and may accept other business engagements, as long as his schedule permits the satisfactory performance of the Services and provided such engagements are in compliance with the surviving obligations contained in Consultant’s Consultant Employment Agreement dated September 30, 2009, the provisions of the Separation Agreement, or both.  Consultant is not and shall not be deemed for any purpose to be an employee, agent, servant, or representative of the Company.  Consultant shall not have authority to act for the Company, give instructions or orders on behalf of the Company or make commitments for or on behalf of the Company.  Except as otherwise provided in Consultant’s Separation Agreement with the Company, Consultant shall not be and is not entitled to participate in any bonus plans, employee benefit plans, or other benefits provided to the Company employees.

4.	Compensation.

Subject to Employee’s continued compliance with his obligations in Sections 3, 4, 5 and 6 of the Executive Employment Agreement, the Separation Agreement, and/or this Agreement, the Company shall pay Consultant a total fee of $100,000 for the Consulting Term, paid bi-weekly over the Term pursuant to the Company’s regular payroll practices commencing December 31, 2009 and pursuant to Schedule A.  Consultant’s options and restricted stock shall continue to vest during the Consulting Term.  To the extent travel is required, the Company shall reimburse Consultant for all documented, reasonable travel expenses pursuant to the Company’s travel expense policy.

5.	Tax Withholding.

Because Consultant shall not be an employee of the Company, but shall act in the capacity of an independent contractor, the Company will not withhold from Consultant’s compensation federal, state, city, FICA, income, or any other taxes.  The Parties acknowledge and agree that it is Consultant’s responsibility to timely pay any and all required taxes.  Consultant hereby indemnifies the Company for any and all costs, expenses, payments, penalties, attorneys’ fees or interest related to Consultant’s failure to properly comply with his tax obligations.

6.	Adequacy of Consideration.

The parties agree that the consideration given by the other pursuant to this Agreement is adequate and sufficient to make their respective obligations under this Agreement final and binding.

7.	Entire Agreement.

Except as provided herein, the parties agree that this Agreement sets forth the entire agreement of the Parties relating to their consulting arrangement, supersedes and extinguishes any and all prior statements, agreements, representations (including any oral representations) or understandings by or among the Parties relating to their consulting arrangement and may not be modified or amended except in writing, executed by all of the Parties.    This Agreement does not supersede the Separation Agreement.  To the extent this Agreement and the Separation Agreement conflict, the Separation Agreement shall control.

8.	Compliance

Consultant acknowledges that the benefits he will or has received pursuant to this Agreement are in consideration for Consultant’s execution of and obligations contained in this Agreement and the Separation Agreement.  Consultant’s failure to comply with his obligations contained in either Agreement shall result in the termination of any payments by the Company to Consultant and Consultant agrees to, within thirty (30) days of the date of his non-compliance, return all amounts paid by the Company under this Agreement.  To the extent the Company is required to enforce its rights under this Agreement in any judicial proceeding, Consultant shall indemnify the Company for any and all costs, including attorneys’ fees, related to such enforcement.

9.	Validity of Remaining Terms.

Should any provision of this Agreement be determined to be illegal, invalid, or otherwise unenforceable, the validity of the remaining terms and provisions hereof will not be affected thereby but such will remain valid and enforceable, and the illegal or invalid terms or provisions shall be deemed not to be a part of this Agreement.

10.	Venue and Choice of Law.

This Agreement is entered into in the State of New Jersey, and shall in all respects be interpreted, enforced, and governed by the laws of the State of New Jersey, without regard to its principles governing the conflicts of laws.  Venue for enforcement of this Agreement shall be in New Jersey.  The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties.  The headings used herein are used for reference only and shall not affect the construction of this Agreement.

11. Disclaimer.  The Parties understand that Consultant is not making any warranty in regards to any advice provided.  Consultant shall provide advice in good faith and to the best of his knowledge, but shall not be liable for any actions taken by the Company in reliance on such advice.

12.  Assignability.  So long as the entities remain responsible for the requirements herein, Company may freely assign this Agreement and Consultant may assign this contract to a corporate entity, where Company will pay such corporate entity as opposed to Consultant directly.  If such assignment occurs, Consultant shall remain the point of contact and shall provide the consulting as called for under this Agreement.

13.	No Waiver.

One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not operate or be construed as a waiver of any subsequent breach of the same covenant, term or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

(SIGNATURE PAGES FOLLOW)

AGREED:

Date: 12/31/2009	/s/ Frank A. Magnotti
Frank Magnotti

Comverge, Inc.
Date: 12/31/2009	/s/ Matthew H. Smith
By: Matthew H. Smith
Title: EVP, General Counsel & Secretary

SCHEDULE A

Payment Date	Amount of Payment
12/31/2009*	$14,285.71
1/15/2010	$14,285.71
1/29/2010	$14,285.71
2/12/2010	$14,285.71
2/26/2010	$14,285.71
3/12/2010	$14,285.71
3/26/2010	$14,285.71
$100,000.00

* Or upon the later of the seven (7) day revocation period following the execution of the Separation Agreement.